Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-188853, File No. 333-188856, File No. 333-188857, File No. 333-188858, File No. 333-208192, File No. 333-213734, File No. 333-225180 and File No. 333-231638) and Registration Statement on Form S-3 (File No. 333-224168) of Nicolet Bankshares, Inc. of our report dated February 26, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Nicolet Bankshares, Inc., appearing in this Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2020.

/s/ WIPFLI LLP

Atlanta, Georgia
February 26, 2021